Exhibit 99.1

REZOLVE-AA Phase 2b Study of Rezpegaldesleukin Establishes Proof-of-Concept in Patients with Severe-to-Very-Severe Alopecia Areata

Achieved target product profile on the primary endpoint, with a mean percent reduction in SALT score at 36 weeks of 28.2% in the 24 µg/kg arm versus 11.2% in placebo

Mean percent reduction in SALT scores at 36 weeks was 30% for both treatment arms versus 6% for placebo, achieving statistical significance (p<0.05) when excluding four patients that did not meet major study eligibility criteria at baseline

Safety profile showed rezpegaldesleukin was well tolerated and was consistent with previously reported results

Study results establish Phase 3 dose and support planned advancement to Phase 3 development in alopecia areata

Conference call and webcast with management and alopecia areata experts today at 8:00 am ET

SAN FRANCISCO, December 16, 2025 /PRNewswire/ - Nektar Therapeutics (Nasdaq: NKTR), a clinical-stage biotechnology company focused on development of novel immunology therapies, today announced topline results from the 36-week induction treatment period of the Phase 2b REZOLVE-AA trial of investigational rezpegaldesleukin, a first-in-class IL-2 pathway agonist and regulatory T-cell (Treg) proliferator.

The global Phase 2b study is being conducted in 92 patients with severe-to-very-severe alopecia areata. Patients were randomized (3:3:2) to receive one of two rezpegaldesleukin doses or placebo, administered as a subcutaneous injection twice-monthly. The primary endpoint was the mean percentage reduction from baseline in the Severity of Alopecia Tool (SALT) score at Week 36. Following 36 weeks, patients who demonstrated hair growth but had not yet reached SALT>20 had the option to continue for an additional 16 weeks of treatment through Week 52 in a blinded extension period. Primary and secondary endpoints were assessed at the end of the 36-week induction treatment period.

Phase 2b Efficacy Data Achieve Target Product Profile

Both rezpegaldesleukin dose arms more than doubled the SALT score reduction treatment effect observed with placebo, with the majority of patients experiencing hair growth at Week 16 or later.

The primary endpoint narrowly missed statistical significance with the mean percent SALT reduction at Week 36 of 28.2% for the 24 µg/kg rezpegaldesleukin arm, 30.3% for the 18 µg/kg rezpegaldesleukin arm, and 11.2% for placebo (p=0.186 and p=0.121, respectively). At all timepoints, the rezpegaldesleukin treatment arms separated from placebo in the study.

Four of 92 patients included in the modified intent-to-treat (mITT) analysis were found to have major study eligibility violations that should have disqualified them for randomization into the trial.

Both rezpegaldesleukin treatment arms met statistical significance on the primary endpoint when excluding the four patients with major study eligibility violations. At Week 36, the mean percent SALT reduction was 29.6% for 24 µg/kg, 30.4% for 18 µg/kg, and 5.7% for placebo (p=0.049 and p=0.042, respectively). Importantly, the absolute treatment effect for the rezpegaldesleukin arms was similar with or without the exclusion of eligibility violations. One patient in the placebo arm with an eligibility violation accounted for the 5.5% difference in the performance of the placebo arm.

“With strong and differentiated clinical efficacy data already established in atopic dermatitis and comorbid asthma for this first-in-class Treg mechanism, these results provide a compelling proof-of-concept for rezpegaldesleukin in a second inflammatory skin disease,” said Jonathan Silverberg, MD, PhD, MPH, Professor of Dermatology at The George Washington University School of Medicine and Health Sciences. “As physicians, we have long been in search of an effective biologic for alopecia areata, given the safety limitations and prescribing burden of JAK inhibitors. Importantly, this is the first biologic to show a truly meaningful level of clinical effect in patients, which could expand the number of patients we can treat with this immune disorder.”

Both rezpegaldesleukin treatment arms showed a dose dependent clinical treatment effect as compared to placebo on the key secondary endpoints of SALT ≤30, SALT≤20 and SALT≤10 and SALT30.

David Rosmarin, MD, Chair of the Department of Dermatology and Associate Professor of Dermatology at the Indiana University School of Medicine, added, “These study results demonstrate that treatment with rezpegaldesleukin can lead to meaningful hair regrowth in patients with alopecia areata, including eyebrow and eyelash growth. Importantly, this occurs without the burdens of intensive testing and monitoring for dermatologists and without serious safety concerns. Currently, the only biologic recommended in national guidelines for alopecia areata is dupilumab, which has demonstrated only marginal efficacy. These data suggest that rezpegaldesleukin is a safe and well-tolerated biologic that should be advanced into Phase 3 development as a first-line treatment for patients with severe-to-very-severe alopecia areata, and potentially for those with moderate disease.”

Primary and Secondary Efficacy Endpoint Results from 36 Week Induction Treatment in REZOLVE-AA

	24 µg/kg q2w	18 µg/kg q2w	Placebo
Primary Endpoint	N=35	N=37	N=20
Mean % SALT reduction at Week 36	28.2 P=0.186%	30.3 P=0.121%	11.2%
Results excluding 4 patients with major study eligibility violations
Primary Endpoint	N=33	N=36	N=19
Mean % SALT reduction at Week 36	29.6 P=0.049%	30.4 P=0.042%	5.7%
Key Secondary Endpoints
SALT ≥ 30% reduction from baseline (SALT30)	48.9%	45.7%	19.1%
Absolute SALT ≤ 30	29%	21.9%	8.4%
Absolute SALT ≤ 20	15.6%	14.8%	6.7%
Absolute SALT ≤ 10	11.5%	8.3%	0.7%

Study is not powered to demonstrate statistical significance for secondary endpoints.

“With outstanding results already achieved for rezpegaldesleukin in our atopic dermatitis study, these REZOLVE-AA data now provide clear proof of concept in a second, large potential indication, thereby broadening the number of patients that could benefit from this first-in-class Treg mechanism,” said Howard W. Robin, President and CEO of Nektar Therapeutics. “In 2026, we plan to advance rezpegaldesleukin into a Phase 3 program for the treatment of alopecia areata and leverage rezpegaldesleukin’s existing Fast Track designation with the goal of making this important potential treatment available to patients worldwide as soon as possible.”

Nektar plans to submit the REZOLVE-AA results for presentation at a medical conference in 2026. Data from the patients ongoing in the 16-week treatment extension will be available in early Q2 2026.

Rezpegaldesleukin Well Tolerated with Safety Profile Consistent with Previously Reported Results

Consistent with prior studies, a favorable safety and tolerability profile was observed, with nearly all treatment-emergent adverse events (TEAEs) mild-to-moderate in severity and self-resolving, even in patients receiving 52 weeks of treatment. The discontinuation rate due to adverse events was 1.4% in the combined rezpegaldesleukin treatment arms. No patients discontinued treatment due to an injection site reaction (ISR). The placebo adjusted-ISR rate was consistent with prior studies, with 87.0% of ISRs reported as mild. There was no increased risk of major adverse cardiovascular events, thrombosis, infection, acne or oral herpes for REZPEG-exposed patients, compared to placebo.

Conference Call and Webcast to Discuss Results of Phase 2b REZOLVE-AA Trial

Nektar management will host a conference call and live webcast today, December 16, 2025, to review the results at 8:00 a.m. Eastern Time / 5:00 a.m. Pacific Time. Drs. Silverberg, Rosmarin and Benjamin Ungar, Assistant Professor, Waldman Department of Dermatology, Icahn School of Medicine at Mount Sinai, will be joining the call.

The accompanying slides and the webcast of the conference call can be accessed through a link on Nektar’s website on the investor relations page. To access the webcast directly, please click on the following link to register to join the webcast: https://events.q4inc.com/attendee/988285219.

The event, the press release and the slides will also be available on the events section of the Nektar website at https://ir.nektar.com/events-and-presentations/events. A replay of the webcast will be available for at least 30 days following the event.

About REZOLVE-AA

The REZOLVE-AA (NCT06340360) study enrolled patients with severe-to-very-severe alopecia areata who have not previously been treated with a JAK inhibitor or other biologic. Patients were randomized across two different dose regimens of rezpegaldesleukin or placebo. The trial completed enrollment in February 2025, with patients enrolled across approximately 30 sites globally, with 62% of patients in Poland; 24% in Canada; and 14% in the United States.

The primary endpoint was the mean percentage reduction from baseline in the Severity of Alopecia Tool (SALT) score at Week 36. Key secondary endpoints include the proportion of patients that achieved absolute SALT scores of less than or equal to 30, 20, and 10, along with the exploratory endpoint of the Clinical-Reported Outcomes (ClinRO) Eyebrow and Eyelash Score.

Enrollment criteria in the study included a diagnosis of severe-to-very-severe alopecia areata (≥ 50% scalp involvement) as measured using the SALT score at both screening and randomization. Patients who experienced an unstable course of alopecia areata over the last 6 months per investigator assessment or had inadequate washout of prior alopecia areata treatments (within 8 weeks) were excluded from the study. Patients with diffuse alopecia and other forms of alopecia were also excluded. Patient randomization was stratified based on baseline disease severity as measured by a SALT score of ≥50 or less than 95% (severe) and ≥95 (very severe). Enrollment of very severe patients was capped at 25%.

About Rezpegaldesleukin

Autoimmune and inflammatory diseases cause the immune system to mistakenly attack and damage healthy cells in a person’s body. A failure of the body’s self-tolerance mechanisms enables the formation of the pathogenic T lymphocytes that conduct this attack. Rezpegaldesleukin is a potential first-in-class resolution therapeutic that may address this underlying immune system imbalance in people with many autoimmune and inflammatory conditions. It targets the interleukin-2 receptor complex in the body to stimulate proliferation of powerful inhibitory immune cells known as regulatory T cells. By activating these cells, rezpegaldesleukin may act to bring the immune system back into balance.

In February 2025, the U.S. Food and Drug Administration (FDA) granted Fast Track designation for rezpegaldesleukin for the treatment of adult and pediatric patients 12 years of age and older with moderate-to-severe atopic dermatitis whose disease is not adequately controlled with topical prescription therapies or when those therapies are not advisable. In July 2025, the FDA granted Fast Track designation for rezpegaldesleukin for the treatment of severe alopecia areata (AA) in adults and pediatric patients 12 years of age and older who weigh at least 40 kg.

Rezpegaldesleukin is being developed as a self-administered injection for a number of autoimmune and inflammatory diseases. It is wholly owned by Nektar Therapeutics.

About Alopecia Areata

Alopecia areata is a disease where a patient’s own immune system attacks hair follicles resulting in hair loss.1 The lifetime incidence of alopecia areata is 2% in both men and women.1 Nearly 6.7 million people in the U.S. and 160 million worldwide develop alopecia areata in their lifetime. About 700,000 people in the U.S. currently have some form of alopecia areata.2 It is often associated with other auto-immune conditions as well as depression and anxiety.3 The disease has a tremendous impact on quality of life for patients.3 Available therapies for alopecia are not durable and have high relapse rates and there is an urgent unmet medical need for novel, more effective therapies for patients.

About Nektar Therapeutics

Nektar Therapeutics is a clinical-stage biotechnology company focused on developing treatments that address the underlying immunological dysfunction in autoimmune and chronic inflammatory diseases. Nektar’s lead product candidate, rezpegaldesleukin (REZPEG, or NKTR-358), is a novel, first-in-class regulatory T cell stimulator being evaluated in two Phase 2b clinical trials, one in atopic dermatitis, one in alopecia areata, and in one Phase 2 clinical trial in Type 1 diabetes mellitus. Nektar’s pipeline also includes a preclinical bivalent tumor necrosis factor receptor type II (TNFR2) antibody and bispecific programs, NKTR-0165 and NKTR-0166, and a modified hematopoietic colony stimulating factor (CSF) protein, NKTR-422. Nektar, together with various partners, is also evaluating NKTR-255, an investigational IL-15 receptor agonist designed to boost the immune system’s natural ability to fight cancer, in several ongoing clinical trials.

Nektar is headquartered in San Francisco, California. For further information, visit www.nektar.com and follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “will,” “expect,” “develop,” “potential,” “plan,” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the therapeutic potential and safety profile of, and future development plans for, rezpegaldesleukin, the results and timing for reporting the data from the patients ongoing in the 16-week treatment extension of REZOLVE-AA, the Company’s plan to submit for presentation and present the REZOLVE-AA results at a medical conference in 2026, the potential for rezpegaldesleukin to be a first-in-class T regulatory cell therapy, the potential market opportunity in alopecia areata, the advantage of a broad-based Treg mechanism over other immune-modulation approaches in development to treat alopecia areata, and the high unmet need for a new mechanism of action in alopecia areata. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin is an investigational agent and continued research and development for this drug candidate is subject to substantial risks, including negative safety and efficacy findings in future clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin is in clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) a Fast Track designation does not increase the likelihood that rezpegaldesleukin will receive marketing approval in the United States; (vi) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2025. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

For Investors:

Vivian Wu

VWu@nektar.com

Corey Davis, Ph.D.

LifeSci Advisors, LLC

cdavis@lifesciadvisors.com

212-915-2577

Ahu Demir, Ph.D.

LifeSci Advisors, LLC

ademir@lifesciadvisors.com

212-915-3820

For Media:

Jonathan Pappas

LifeSci Communications

857-205-4403

jpappas@lifescicomms.com

1.

Lintzeri, D.A., Constantinou, A., Hillmann, K., Ghoreschi, K., Vogt, A. and Blume- Peytavi, U. (2022), Alopecia areata – Current understanding and management. JDDG: Journal der Deutschen Dermatologischen Gesellschaft, 20: 59-90. https://doi.org/10.1111/ddg.14689

2.	National Alopecia Areata Foundation

3.

Alhanshali L, Buontempo MG, Lo Sicco KI, Shapiro J. Alopecia Areata: Burden of Disease, Approach to Treatment, and Current Unmet Needs. Clin Cosmet Investig Dermatol. 2023;16:803-820 https://doi.org/10.2147/CCID.S376096